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                                                                    Exhibit 10.5

                              TAX SHARING AGREEMENT

                                      AMONG

                    INTEGRATED HEALTH SERVICES, INC. ("IHS"),

                                       and

                       ROTECH HEALTHCARE INC. ("Company"),

                                       and

                ROTECH MEDICAL CORPORATION ("Reorganized RoTech")

                           DATED AS OF MARCH 26, 2002

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                                TABLE OF CONTENTS
                                                                            Page

 1.   Definitions.............................................................1

 2.   Representations and Warranties of Parties...............................5
      2.1   Organization and Good Standing....................................5
      2.2   No Conflict.......................................................6
      2.3   Taxes.............................................................6
      2.4   Continuation of Reorganized RoTech................................6

 3.   Additional Agreements...................................................6
      3.1   Maintenance of Operations.........................................6
      3.2   Tax Filings.......................................................6
      3.3   Tax Sharing Agreements............................................7

 4.   Tax Matters.............................................................7
      4.1   Tax Indemnification...............................................7
      4.2   Filing of Tax Returns.............................................9
      4.3   Cooperation......................................................10
      4.4   Section 338(h)(10) Election......................................11
      4.5   Designation of Agent.............................................12

 5.   General Provisions.....................................................12
      5.1   Expenses.........................................................12
      5.2   Notices..........................................................12
      5.3   Further Assurances...............................................13
      5.4   Waiver...........................................................14
      5.5   Entire Agreement and Modification................................14
      5.6   Schedules........................................................14
      5.7   Assignments, Successors and Third Party Rights...................14
      5.8   Dispute Resolution...............................................14
      5.9   Severability.....................................................15
      5.10  Section Headings, Construction...................................15
      5.11  Governing Law....................................................15
      5.12  Counterparts.....................................................15

Schedule A - Assets Excluded From Transferred Assets

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                              TAX SHARING AGREEMENT

     This Tax Sharing Agreement ("Agreement") is made as of March   , 2002, by
                                                                  --
and among Integrated Health Services, Inc., a Delaware corporation ("IHS"), Rotech Healthcare Inc., a Delaware corporation (the "Company") and Rotech Medical Corporation, a Florida corporation ("Reorganized RoTech").

     WHEREAS, IHS and Reorganized RoTech and various of their respective subsidiaries have been debtors and debtors in possession in connection with proceedings under Chapter 11 of the Bankruptcy Code (defined below);

     WHEREAS, pursuant to such proceedings, as they relate to Reorganized RoTech, Reorganized RoTech has proposed, and has submitted to the bankruptcy court and to creditors for approval, and the bankruptcy court has confirmed, a Joint Plan of Reorganization of Reorganized RoTech and its subsidiaries (the "Plan") which Plan calls for the reorganization of Reorganized RoTech and its subsidiaries and the consummation of the Contemplated Transactions (defined below) at such location and at such time as provided in the Plan (such consummation being called the "Closing" and such date being called the "Closing Date");

     WHEREAS, the parties hereto desire to set forth and agree to their respective rights and obligations with respect to Taxes (defined below) arising from and in connection with the implementation of the Plan in the event that the Restructuring Transaction (as such term is defined in the Plan) are consummated;

     NOW THEREFORE, in exchange for their mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Definitions.

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Accountants" -- means any "big five" accounting firm that is not, at the time in question, then retained by IHS or by the Company for audit or other material business purposes.

     "Acquired Companies" -- the Company and its Subsidiaries as of the Closing Date, collectively, and each individually, an "Acquired Company."

     "Affiliate" -- means, as to any specified Person, (i) any shareholder, equity owner, officer or director of such Person and their family members or
(ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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     "Agreement" -- as defined in the first paragraph of this Agreement.

     "Closing" -- as defined in the second "Whereas" paragraph of this Agreement.

     "Closing Date" -- as defined in the second "Whereas" paragraph of this Agreement.

     "Code" -- the Internal Revenue Code of 1986, as amended, or any successor law, and Treasury regulations issued thereunder.

     "Common Stock" -- common stock, par value $.0001 per share, of the Company.

     "Company" -- as defined in the first paragraph of this Agreement.

     "Consent" -- any approval, consent, ratification, waiver or other authorization (including by any Governmental Body).

     "Contemplated Transactions" -- the following transactions contemplated by the Plan and this Agreement:

          (a) the transfer of the Transferred Assets by Reorganized RoTech to the Company;

          (b) the performance by Reorganized RoTech, IHS and each Acquired Company of their respective covenants and obligations under this Agreement;

          (c) The Company's acquisition and ownership of the Transferred Assets;

          (d) the issuance of the Shares to Reorganized RoTech; and

          (e) the distribution of the shares of stock of Reorganized RoTech and the Shares to the New Shareholders.

     "Contract" -- any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Final Determination" -- a "determination" as defined in Section 1313(a) of the Code.

     "Governmental Body" -- any:

          (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign or other government;

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          (c) governmental or quasi-governmental authority of any nature
(including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "IHS" -- as defined in the first paragraph of this Agreement.

     "IHS Taxes" -- (i) all Taxes attributable to IHS and members of the consolidated group of corporations, other than the Rotech Debtors, of which IHS is the common parent, other than Section 338(h)(10) Taxes; and (ii) Section 338(h)(10) Taxes to the extent that they are comprised of up to $2 million of federal alternative minimum tax.

     "Indemnified Party" -- as defined in Section 4.1(f)(i).

     "Indemnifying Party" -- as defined in Section 4.1(f)(i).

     "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Legal Requirement" -- any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation or statute.

     "Material Adverse Effect" -- means, with respect to any Person, any event, matter, condition or circumstance, any change or effect that would reasonably be expected to have a material adverse effect upon the business, condition (financial or otherwise), assets, liability, business, operations, performance, properties or operating results of such Person and its Subsidiaries, taken as a whole.

     "New Shareholders" -- means holders of claims against IHS and/or RoTech that are satisfied and/or discharged pursuant to the Plan.

     "Order" -- any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

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     "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Plan" -- as defined in the second "Whereas" paragraph of this Agreement.

     "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Reorganized RoTech" -- as defined in the first paragraph of this Agreement.

     "Rotech Taxes" -- (i) all Taxes attributable to the Acquired Companies, including Section 338(h)(10) Taxes, other than those Section 338(h)(10) Taxes expressly included in clause (ii) of the definition of IHS Taxes.

     "Schedules" -- means the Schedules that are attached to this Agreement.

     "Section 338(h)(10) Election" -- as defined in Section 4.4(a).

     "Section 338(h)(10) Taxes" -- all Taxes incurred by any of IHS, Reorganized RoTech, the Company or any of their Affiliates for the taxable period that includes the Effective Date as a result of the Section 338(h)(10) Election.

     "Shares" -- all issued and outstanding shares of Common Stock as of the date hereof.

     "Stock Certificate" -- as defined in Section 2.4(a)(i).

     "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     "Tax" -- any tax (including, without limitation, any income, capital gains, value-added, sales, uses, gross receipts, transfer, franchise, withholding, employment, payroll, excise, property, gift, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

     "Tax Contest" -- as defined in Section 4.1(e)(i).

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     "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority or other Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Taxing Authority" -- any Governmental Body, domestic or foreign, having jurisdiction over the assessment, determination, collection or other composition of any Tax.

     "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (in writing) or any notice has been given (in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "Transaction Documents" -- means this Agreement and any agreements, documents, certificate or instrument being delivered in connection with the implementation of the Contemplated Transactions or of the Restructuring Transactions.

     "Transfer Taxes" -- any sale, use, transfer, excise or similar tax imposed on any transfer of stock that is consummated as part of the Contemplated Transactions.

     "Transferred Assets" -- means all of the assets of Reorganized RoTech (which may include the stock of Subsidiaries of Reorganized RoTech), but excluding the assets identified on Schedule A attached hereto.

     All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

2.   Representations and Warranties of Parties.

     Each of IHS, Reorganized RoTech and the Company (each, a "Party") acknowledges and accepts that each of the other parties is entering into this Agreement in reliance upon each of the representations and warranties set forth in this Agreement and the Schedules hereto. Each Party represents and warrants to the other parties as follows:

     2.1 Organization and Good Standing. Each Party is in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute, deliver and perform all its obligations under and as contemplated by this Agreement. Each Party is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or license, except where such failure would not have a Material Adverse Effect. The execution, delivery and performance by each Party to this Agreement has been duly authorized by

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all necessary action required on its part. Upon the execution and delivery by each Party of this Agreement, this Agreement will constitute a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with their respective terms. Each Party has the requisite right, power, authority, and capacity to execute and deliver this Agreement and to perform its respective obligations under this Agreement

     2.2 No Conflict. The execution, delivery and performance by each Party of this Agreement and the Transaction Documents and the consummation of the Contemplated Transactions hereby and thereby do not and will not (a)(i) contravene any provisions of any of such Party's Organizational Documents or any resolutions of the board of directors (or comparable governing body, if any), or
(ii) result in any violation by such Party of any law, rule or regulation applicable to it, or any license or permit issued by any Governmental Body to it, or give any Governmental Body or other Person, the right to challenge IHS's right to consummate any of the Contemplated Transactions, where any such violation or challenge would result in a Material Adverse Effect, (b) result in any violation by such Party of any judgment, injunction or decree of any court or Governmental Body applicable to such Party where such violation would result in a Material Adverse Effect, or (c) except as set forth in Schedule 2.2, require any material consent or approval of, notice to, or filing, registration or qualification with, any court or administrative Governmental Body or, except where such would not have a Material Adverse Effect, any other Person, to be made or obtained by such Party.

     2.3 Taxes. Such Party has taken no actions that would be inconsistent with, or would preclude, the Section 338(h)(10) Election.

     2.4 Continuation of Reorganized RoTech. Reorganized RoTech has no plan or intention to liquidate or otherwise to merge out of existence.

3.   Additional Agreements.

     3.1 Maintenance of Operations. For a period of five years beginning the day after the Closing Date, Reorganized RoTech shall not (a) adopt or implement a plan of liquidation, (b) distribute to its shareholders, with respect to its outstanding Common Stock, all or substantially all of its assets; (c) dispose of, for cash or cash equivalents, all or substantially all of its assets (other than in connection with the reinvestment of the proceeds of such disposition in a new business venture) or (d) otherwise take any action that could be characterized as a complete liquidation of Reorganized RoTech for federal income tax purposes.

     3.2 Tax Filings. Each of the parties and its Affiliates shall (a) file all Tax Returns and other relevant filings and documents in a manner consistent with the treatment of the transfer of the Transferred Assets to the Company as a fully taxable transaction for federal income tax purposes, and not as a nonrecognition transaction under any of Section 351, Section 355 or Section 368 of the Code, and (b) maintain such position in connection with any Tax Contest; in either case, unless precluded from taking such position by a Final Determination to the contrary.

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     3.3 Tax Sharing Agreements. The obligations of each Party, under any and all agreements, other than this Agreement to pay the liability of any other Person for Taxes shall be terminated as of the Closing Date.

4.   Tax Matters.

     4.1 Tax Indemnification.

          (a) Except as provided herein, IHS shall have no liability for any Rotech Taxes, whether disputed or not, or for any Taxes, whether disputed or not, attributable to Reorganized Rotech and any Subsidiary retained by Reorganized Rotech as of the Closing Date.

          (b) Except as provided herein, the Company shall have no liability for any IHS Taxes, whether disputed or not, or for any Taxes, whether disputed or not, attributable to Reorganized RoTech and any Subsidiary retained by Reorganized RoTech as of the Closing Date.

          (c) (i) IHS shall pay, indemnify and hold harmless Reorganized RoTech, any Subsidiary retained by Reorganized RoTech as of the Closing Date, and the Acquired Companies, from and against all liabilities, for IHS Taxes and any costs or expenses of enforcing this Agreement against IHS.

               (ii) The Company shall pay, indemnify and hold harmless Reorganized RoTech and any Subsidiary retained by Reorganized RoTech as of the Closing Date and IHS from and against (A) all liabilities for Rotech Taxes, (B) all Taxes incurred in connection with the implementation of the Plan, other than Section 338(h)(10) Taxes that are included in IHS Taxes, and (C) any costs or expenses of enforcing this Agreement against the Company.

          (d) IHS shall be entitled to any refund or credit of any IHS Taxes including interest thereon (for purposes of this Section 4.1(d), at the overpayment rate paid or payable by the Taxing Authority with respect to such refund or credit), and shall be paid any such refund, including interest thereon, promptly upon receipt thereof by Reorganized RoTech, the Company or any Acquired Companies (other than a refund related to a carryback of a tax benefit of such company from a period, or portion thereof, after the Closing Date). In furtherance thereof, IHS shall have the right to determine that a claim for refund for such Taxes shall be made on behalf of Reorganized RoTech or any of the Acquired Companies, but only so long as IHS or its successors is not in breach of, or incapable of performing its obligations under, this Agreement. Notwithstanding the preceding sentence, none of Reorganized RoTech, the Company or any Acquired Company shall be required to file any claim for refund that it reasonably believes is not true, correct and complete in all material respects. Notwithstanding anything provided in this Section 4.1(d), each of Reorganized RoTech and the Company reserves the right to pay any proposed refund or credit (including interest thereon) to IHS in cash in lieu of the filing of any amended tax return or claim for refund. If IHS elects to make a claim for refund, Reorganized RoTech, the Company and the Acquired Companies shall cooperate fully in connection therewith. IHS shall be responsible to reimburse Reorganized RoTech and the Acquired Companies for reasonable out-of-pocket expenses (excluding any allocated

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overhead costs and any allocated costs of existing employees) incurred in providing such cooperation.

          (e) The Company shall be entitled to any refund of any Rotech Taxes, including interest thereon. If any such refund is paid to IHS or to Reorganized Rotech, IHS or Reorganized Rotech, as the case may be, shall promptly pay such refund (including any interest thereon) to the Company. The Company shall have the sole right to determine whether any claim for refund for such Taxes shall be made. If the Company elects to make such a claim for refund, IHS or Reorganized Rotech, as the case may be, shall cooperate fully in connection therewith. The Company shall be responsible to reimburse IHS or Reorganized Rotech, as the case may be, for any reasonable out-of-pocket expenses incurred in providing such cooperation.

          (f) (i) Any party entitled to indemnification under this Section 4.1 (the "Indemnified Party"), shall include in its notice of any claim for indemnification pursuant to this Section 4.1 a detailed calculation of the amount of the requested indemnity payment. If the party obligated herein to indemnify the Indemnified Party (the "Indemnifying Party") disagrees with the calculation of the indemnity payment, the Indemnified Party and Indemnifying Party, shall attempt to resolve such disagreement for a period of 15 days after disagreement by the Indemnifying Party. If the parties fail to reach an agreement at the end of such period, such disagreement shall be submitted to the Accountants, whose determination shall be final and binding on all parties. The cost of the Accountants shall be borne by the Indemnified Party and Indemnifying Party in a ratio that equals the proportions in which each such party prevails as to its calculation of the amount in dispute.

               (ii) Within 10 days after the indemnity calculation has been resolved or determined, as provided in Section 4.1(f)(i), the Indemnifying Party shall pay to the Indemnified Party, such amounts as have been determined to be due hereunder.

          (g) (i) The Indemnified Party shall inform the Indemnifying Party of, and the Indemnifying Party shall be entitled to control and conduct only those aspects of, audits, examinations or proceedings (a "Tax Contest") relating to the Indemnified Party that are related to (i) the liability for any Taxes for which the Indemnifying Party would be required to indemnify the Indemnified Party, pursuant to this Section 4.1, or (ii) a claim for refund for any Taxes that the Indemnifying Party is entitled to pursuant to this Section 4.1; provided, however, that the Indemnified Party is not in breach of, or incapable of satisfying, its obligations hereunder. Costs of any Tax Contest are to be borne by the party controlling such Tax Contest. The Indemnified Party shall deliver to the Indemnifying Party any power of attorney required to allow the Indemnifying Party and its counsel to represent in connection with the Tax Contest and shall provide Indemnifying Party with such assistance as may be reasonably requested by Indemnifying Party in connection with the Tax Contest. Indemnifying Party shall reimburse for reasonable out-of-pocket expenses (excluding any allocated overhead costs and any allocated costs of existing employees) incurred in providing such assistance. Notwithstanding the preceding, Indemnifying Party shall conduct such Tax Contest in a reasonable manner with respect to any liability for Taxes for which Indemnified Party, may be liable.

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               (ii) Notwithstanding Section 4.1(g)(i), Indemnifying party shall consult in good faith with the Indemnified Party with respect to the conduct of, and before entering into any settlement of, any Tax Contest. Indemnifying Party shall neither consent nor agree to the settlement of any Tax Contest, without the written consent of the Indemnified Party, which settlement (A) is in respect of a tax period that includes the Closing Date but ends after the Closing Date, or (B) may have a material adverse impact on the liability for Taxes of the Indemnified Party (for which the Indemnified Party is not indemnified pursuant to this Section 4.1), or any affiliated group of corporations of which Reorganized RoTech or the Company, as the case may be, has been or may become a member.

               (iii) Neither IHS nor any Affiliate of IHS (other than the Rotech Debtors or the Company) shall file any amended Tax Return that may affect the Tax liability of Reorganized RoTech or the Company or any group of affiliated corporations of which Reorganized RoTech or the Company is a member without the consent of such affected party or parties, which consent shall not unreasonably be withheld or delayed.

               (iv) Neither Reorganized RoTech nor the Company nor any Affiliate of any of them (other than IHS) shall file any amended Tax Return that may affect the Tax liability of IHS or any liability for Taxes for which IHS may indemnify Reorganized RoTech or Company pursuant to this Agreement without the consent of IHS (which consent shall not unreasonably be withheld or delayed), but only so long as IHS is not in breach of, or incapable of performing, its obligations hereunder.

     4.2  Filing of Tax Returns.

          (a) IHS shall prepare and file or cause to be prepared and filed on a timely basis all Tax Returns with respect to the Rotech Debtors and the Company for taxable periods ending on or before the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice of IHS, and shall be subject to reasonable review by the Company. Reorganized RoTech and the Acquired Companies shall cooperate in resolving any disputes with respect to, and in the execution and filing of, such Tax Returns, provided, however, that none of Reorganized RoTech or the Acquired Companies shall be required to execute or file any Tax Return that it reasonably believes is not true, correct and complete in all material respects. The Company shall prepare and file or cause to be prepared and filed all other Tax Returns and reports of the Acquired Companies. The Company shall reimburse IHS and its Affiliates for any incremental expenses that any of them incurs (including, without limitation, costs attributable to overhead and employees) in order to prepare, file, or cause to be filed Tax Returns and any other materials attributable to the
Section 338(h)(10) Election.

          (b) In the event that Reorganized RoTech, or the Company and IHS cannot resolve any dispute in connection with the preparation, execution or filing of Tax Returns referred to in the first sentence of Section 5.2(a) hereof, then such dispute shall promptly be submitted to the Accountants for resolution, and the Accountants' determination as to the resolution of such dispute (i) shall be rendered in sufficient time to allow the filing of such Tax Returns on a timely basis

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(taking into account extensions) and (ii) if clause (i) is satisfied, shall be binding on Reorganized RoTech, the Company and IHS.

     4.3  Cooperation.

          (a) Following the date hereof, IHS shall (i) give each Rotech Debtor and the Company, and their authorized representatives, full access to its books and records (and permit them to make copies thereof) to the extent relating to such company, as such company may reasonably request, (ii) permit any such company to make inspections thereof, and (iii) cause IHS's officers and advisors (including, without limitation, its auditors, attorneys, financial advisors and other consultants, agents and advisors) to furnish such companies with such financial, tax and other operating data and other information with respect to the business and properties of such company for periods ending before or including the Closing Date as such company may reasonably request. Following the Closing, Reorganized RoTech and the Company shall give, or cause its Subsidiaries to give IHS, and its authorized representatives, access to its books and records (and permit IHS to make copies thereof) to the extent relating to periods prior to or including the Closing Date as IHS may reasonably request for purposes of preparing Tax Returns and conducting Proceedings relating to Taxes.

          (b) Each of the Rotech Debtors, the Company, IHS and their Affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Proceedings relating to Taxes, or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other parties for reasonable expenses incurred in providing such assistance. Notwithstanding any other provision of this Section 4.3, each of Reorganized RoTech and the Company hereby agrees that it will retain, or cause the relevant Subsidiary to retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns, and that it will not destroy or otherwise dispose of such materials without first providing IHS with a reasonable opportunity to review and copy such materials.

          (c) If, within a reasonable period, IHS, a Rotech Debtor or the Company, as the case may be, fails to provide any information, that it reasonably should have available, requested by another party, or otherwise fails to do any act required of it under this Section or Section 4.1 or 4.2, then such party shall be obligated, notwithstanding any other provision of this Agreement, to indemnify such other party and shall so indemnify such other party and hold such other party harmless from and against any and all costs, claims, or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure.

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     4.4 Section 338(h)(10) Election.

          (a) Except to the extent that the Company shall otherwise notify IHS in writing, IHS, Reorganized RoTech and the Company shall jointly make, or cause to be made, a timely election under Section 338(h)(10) of the Code, and Treasury Regulation Section 1.338(h)(10)-1 and any analogous election under relevant State and local law (collectively, the "Section 338(h)(10) Election") with respect to the transfer, pursuant to the Plan and this Agreement, of the shares of stock of each of the Company's direct Subsidiaries (as of immediately after the Closing) and with respect to the deemed acquisition, pursuant thereto, of the stock of any Subsidiaries thereof. As soon as practicable after the Closing, with respect to the federal Election, the Company shall prepare a Form 8023 (with all attachments) in accordance with this Section 4.4 and deliver such Form to IHS for IHS's review and approval, which approval shall not be unreasonably withheld or delayed. IHS authorizes the Company to file the completed and signed election forms with the appropriate federal and State taxing authorities. Reorganized RoTech, the Company and IHS shall make all reports and filings, for federal, State and local income tax purposes, in a manner consistent with the
Section 338(h)(10) Election, and none of Reorganized RoTech, IHS or the Company shall take (or permit any Affiliate to take) any position to the contrary thereto in any Tax Return, any Proceeding before any Tax Authority or otherwise, unless such position is, as a result of a Final Determination, decided or agreed to be incorrect.

          (b) In connection with the Section 338(h)(10) Election, the Company and Reorganized RoTech shall mutually determine, as promptly as reasonably practicable following the Closing, the Modified Aggregate Deemed Sales Price and Adjusted Grossed-up Basis (each as defined under the applicable Regulations) and the allocation of such Modified Aggregate Deemed Sales Price and Adjusted Grossed-up Basis among the assets of the Company and of the Acquired Companies. For this purpose, the parties agree that any shares of Common Stock issued to Reorganized RoTech in exchange for the Transferred Assets shall be valued at the value ascribed to them by Reorganized RoTech and the New Shareholders implementing the Plan. Reorganized RoTech, IHS and the Company shall be bound by such allocation for purposes of determining any Taxes, shall prepare and file (or cause to be prepared and filed) all Tax Returns to be filed with any Taxing Authority in a manner consistent with such allocation, and shall not take (or permit any Affiliate to take) any position inconsistent with such allocation on federal or State income Tax Return or in any Proceeding before any Taxing Authority, unless such position is, as a result of a Final Determination, decided or agreed to be incorrect.

          (c) In the event any allocation of the Modified Aggregate Deemed Sales Price is questioned, audited or disputed by any Taxing Authority, the parties receiving notice thereof shall promptly notify the other parties, shall consult with the other parties concerning the strategy for resolving the issue and shall keep the other parties apprized of the status of such question, audit or dispute and the resolution thereof.

          (d) In the event any Taxing Authority questions, audits or disputes any of the foregoing positions, the party receiving notice thereof shall promptly notify the other parties.

     4.5 Designation of Agent. In the event that IHS contemplates liquidation or any other transaction resulting in the termination of its existence, IHS shall, pursuant to Treasury Regulation section 1.1502-77(d), designate Reorganized RoTech as the agent for the affiliated group of corporations of which IHS was the common parent and which group included Reorganized Rotech, for all tax periods during which any of the Rotech Debtors was a member of such group, and shall take all necessary steps to render such designation effective, including, without limitation, duly notifying the IRS or its designee pursuant to such regulations.

5. General Provisions.

     5.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

     5.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt from sender's equipment), provided that a copy is mailed by certified mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          IHS:

               Integrated Health Services, Inc.
               910 Ridgebrook Road
               Sparks, Maryland 21152
               Attention: General Counsel
               Facsimile No.: 410-773-1193

          with a copy to:

               Kaye Scholer LLP
               425 Park Avenue
               New York, New York 10022
               Attention: Michael Crames, Esq.
               Facsimile No.: 212-836-6431

          Reorganized Rotech:

               Rotech Medical Corporation
               2600 Technology Drive
               Suite 300
               Orlando, Florida 32804
               Attention: President
               Facsimile No.: 407-297-6214

          with a copy to:

               ----------------------------

               ----------------------------

               ----------------------------

               ----------------------------
               Attention:
                         ------------------
               Facsimile No.:
                             --------------

          The Company:

               Rotech Healthcare Inc.
               2600 Technology  Drive
               Suite 300
               Orlando, Florida 32804
               Attention: General Counsel
               Facsimile No.: 407-297-6214

          with a copy to:

               ----------------------------

               ----------------------------

               ----------------------------

               ----------------------------
               Attention:
                         ------------------
               Facsimile No.:
                             --------------

     5.3 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     5.4 Waiver. The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance. The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party hereto of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

     5.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment

     5.6 Schedules.

          (a) The disclosures in the Schedules must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     5.7 Assignments, Successors and Third Party Rights. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors (including, without limitation, any entity that acquires all or substantially all of the assets, as of the Closing Date, of IHS) and permitted assigns and heirs and personal representatives of the parties and, as express third party beneficiaries, the Subsidiaries of Reorganized RoTech and of the Company, and the successors of such Subsidiaries. Other than as set forth in the immediately preceding sentence, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Subsidiaries of Reorganized RoTech and of the Company, and the successors of such Subsidiaries, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement.

     5.8 Dispute Resolution. Except as otherwise provided herein, any controversy or claim arising out of or relating to this Agreement or any Transaction Document or the breach thereof, which is not settled by agreement among the parties shall be resolved pursuant to arbitration in New York City in accordance with the arbitration rules and procedures of American Arbitration Association, provided, however, that the parties hereto agree that (i) the arbitrator shall be prohibited from disregarding, adding to or modifying the terms of this Agreement or any Transaction

Document, (ii) the arbitrator shall be without authority to award punitive or exemplary damages, and (iii) any demand for arbitration made by either party hereto must be filed and served, if at all, within 180 days of the party's awareness of any occurrence of the act or omission which constitutes the subject matter of such demand. Any claim or controversy required to be submitted to arbitration in accordance with this Section 5.8 and not submitted as provided herein shall be considered waived and, thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The determination of the arbitrators in any arbitration pursuant to this Section 5.8 shall be conclusive and binding on Reorganized Rotech, the Company and IHS, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof. Each party shall pay its own fees and expenses in connection with any such dispute, unless the arbitrator(s) determines (which determination may be made without findings of fact) that either party raised claims or defenses in bad faith, in which case the arbitrator may require such party to reimburse the other party's reasonable costs and expenses incurred in connection with such arbitration (including reasonable attorneys' fees).

     5.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     5.10 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Unless otherwise indicated, all references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     5.11 Governing Law. This Agreement shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

     5.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Tax Sharing Agreement as of the date first written above.

                                 ROTECH HEALTHCARE INC.


                                 /s/ Janet L. Ziomek
                                 -----------------------------------------------
                                 By: Janet L. Ziomek
                                 Title: Chief Financial Officer and Treasurer


                                 ROTECH MEDICAL CORPORATION


                                 /s/ Janet L. Ziomek
                                 -----------------------------------------------
                                 By: Janet L. Ziomek
                                 Title: Vice President & Chief Financial Officer


                                 INTEGRATED HEALTH SERVICES, INC.


                                 /s/ W. Bradley Bennett
                                 -----------------------------------------------
                                 By: W. Bradley Bennett
                                 Title: Executive Vice President